Exhibit 5.1

GRAUBARD MILLER
405 Lexington Avenue
New York, New York 10174

March 21, 2013

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256

Re:       ParkerVision, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for ParkerVision, Inc., a Florida corporation (“Company”), in connection with the preparation of the registration statement on Form S-3 (File No. 333-183713), filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective on September 11, 2012, and the registration statement on Form S-3 (File No. 333-187403), filed by the Company with the Commission under the Act, which became effective immediately upon filing on March 21, 2013 pursuant to Rule 462(b) under the Act] (collectively, the “Registration Statements”), including the base prospectus included therein, and the prospectus supplement thereto, dated March 21, 2013 (the “Prospectus Supplement”), filed pursuant to Rule 424(b) promulgated under the Act, relating to the issuance and sale by the Company of 4,715,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), in an underwritten offering. The Shares include 615,000 shares of Common Stock that the underwriter of the offering has the option to purchase to cover over-allotments, if any.  The Shares are to be sold as described in the Registration Statement and the related Prospectus Supplement.

In rendering the opinion set forth below, we have examined (a) the Prospectus Supplement; (b) the Registration Statements and the exhibits thereto; (c) the Company’s Articles of Incorporation, as amended; (d) the Company’s Bylaws, as amended; (e) certain records of the Company’s corporate proceedings as reflected in its minute books; and (f) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Prospectus Supplement and in accordance with the terms of the applicable underwriting agreement, against payment therefor, will be duly authorized, validly issued, fully paid and non-assessable.

No opinion is expressed herein other than as to the law of the State of New York, the corporate law of the State of Florida and the federal law of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statements, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statements and the prospectuses forming a part thereof.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ GRAUBARD MILLER